Exhibit 3.5

FIRST AMENDMENT TO LIMITED LIABILITY COMPANY AGREEMENT

OF

TGPX HOLDINGS I LLC

Dated as of July 21, 2021

Reference is hereby made to that certain Limited Liability Company Agreement of TGPX Holdings I LLC (the “Company”), dated as of August 23, 2017 (the “LLC Agreement”), entered into by TGP Holdings LP, a Delaware limited partnership, as the sole member of the Company (the “Member”). All capitalized terms used in this Amendment (this “Amendment”) have the meanings ascribed to such terms in the LLC Agreement unless otherwise defined herein. This Amendment shall be dated as of the date first set forth above and as necessary to give effect to the actions contemplated hereby.

RECITALS

WHEREAS: The Company is currently governed by the LLC Agreement and, pursuant to Section 10.1 of the LLC Agreement, amendments to the LLC Agreement (except as otherwise expressly provided therein) may be made only with the consent of the Member.

WHEREAS: Pursuant to Section 3.2(b) of the LLC Agreement, the number of Common Units held by the Member as of any given time shall be set forth on Schedule A of the LLC Agreement, as such schedule may be updated from time to time in accordance with the terms of the LLC Agreement.

WHEREAS: The Member and TGP Holdings GP Corp, a Delaware corporation and the general partner of the Member, desire to effect a forward unit split of the existing 10 Common of the LLC set forth on Schedule A of the LLC Agreement.

WHEREAS: The Member has agreed, in order to prepare for the possibility of an initial public offering (the “IPO”) and the conversion of the Company from a limited liability company into a corporation to be incorporated under the laws of the State of Delaware, to amend the LLC Agreement as set forth below.

AGREEMENT

NOW, THEREFORE, for and in consideration of the foregoing recitals and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed as follows:

1.	Schedule A of the LLC Agreement is hereby amended in its entirety to read:

SCHEDULE A

Member	Interests

TGP Holdings LP	108,724,422 Common Units

2.	Except as expressly set forth herein, this Amendment shall not apply to any other provisions of the LLC Agreement and the remainder of the LLC Agreement shall remain unchanged.

3.	From and after the date of this Amendment, all references in the LLC Agreement to “this Agreement” shall refer to the LLC Agreement, as amended by this Amendment.

4.	This Amendment shall be binding upon, and shall inure to the benefit of, the party hereto and its successors and permitted assigns.

5.	This Amendment will be governed by and construed and enforced in accordance with the laws of the State of Delaware (without regard to conflict of law principles).

6.

Each provision of this Amendment shall be considered severable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Amendment that are valid, enforceable and legal.

[Signature page immediately follows]

IN WITNESS WHEREOF, the undersigned has caused this Amendment to be duly executed and delivered in its name and on its behalf as of the date first written above.

MEMBER:

TGP HOLDINGS LP

By: TGP Holdings GP Corp, its general partner

By:	/s/ Jeremy Andrus
Name:	Jeremy Andrus
Title:	Chief Executive Officer

[Signature Page to First Amendment to TGPX Holdings I Limited Liability Company Agreement]